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                                                                      EXHIBIT 11

               STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                    (In Thousands, Except Per Share Data)

                                          THREE MONTHS ENDED     SIX MONTHS ENDED
                                                JUNE 30,              JUNE 30,
                                          ------------------    ------------------
                                            1997       1996       1997        1996
                                            ----       ----       ----        ----

PRIMARY
Weighted average common
    shares outstanding                      9,525      9,316      9,476      9,218
Net effect of dilutive stock options -
    based on the treasury stock method
    using average market price                428        485        468        446
                                          -------    -------    -------    -------
Total                                       9,953      9,801      9,944      9,664
                                          =======    =======    =======    =======

Income before extraordinary item          $ 4,143    $ 3,250    $ 4,452    $ 5,486
Extraordinary item:
    Loss on early extinguishment of
       debt, net of income taxes           (3,751)      (202)    (3,751)      (202)
                                          -------    -------    -------    -------
Net income                                $   392    $ 3,048    $   701    $ 5,284
                                          =======    =======    =======    =======

Per share amount:
    Income before extraordinary item      $   .42    $   .33    $   .45    $   .57
    Extraordinary item                       (.38)      (.02)      (.38)      (.02)
                                          -------    -------    -------    -------
    Net income                            $   .04    $   .31    $   .07    $   .55
                                          =======    =======    =======    =======

FULLY DILUTED
Weighted average common shares
    outstanding                             9,525      9,316      9,476      9,218
Net effect of dilutive stock options-
    based on the treasury stock method
    using the period-end market price,
    if higher than average market price       428        500        468        450
                                          -------    -------    -------    -------
Total                                       9,953      9,816      9,944      9,668
                                          =======    =======    =======    =======

Income before extraordinary item          $ 4,143    $ 3,250    $ 4,452    $ 5,486
Extraordinary item:
    Loss on early extinguishment of
       debt, net of income taxes           (3,751)      (202)    (3,751)      (202)
                                          -------    -------    -------    -------
Net income                                $   392    $ 3,048    $   701    $ 5,284
                                          =======    =======    =======    =======

Per share amount:
    Income before extraordinary item      $   .42    $   .33    $   .45    $   .57
    Extraordinary item                       (.38)      (.02)      (.38)      (.02)
                                          -------    -------    -------    -------
    Net Income                            $   .04    $   .31    $   .07    $   .55
                                          =======    =======    =======    =======

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